Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.TCFExpress.com

TCF FINANCIAL CORPORATION   200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Announce

Executive Management Officer Elections

WAYZATA, MN, October 17, 2005 – The Board of Directors of TCF Financial Corporation (TCF) (NYSE: TCB) today announced that Lynn A. Nagorske, President and Chief Operating Officer, has been elected as Chief Executive Officer (CEO) effective January 1, 2006.  He will succeed the retiring CEO, Mr. William A. Cooper, who will remain as Chairman of the Board of Directors.

Mr. Nagorske joined TCF in 1986 as Senior Vice President and Controller of TCF Bank, was named Treasurer and Chief Financial Officer of TCF one year later, and in 1988 became Executive Vice President.  Mr. Nagorske was promoted to President of TCF in 1993, and in 1995 was elected to the Board of Directors.  He also served as President and CEO of TCF Bank Minnesota in 1997 and 1998, and has had line responsibilities in virtually every area of the bank over the last 19 years.

A life long resident of Minnesota, Mr. Nagorske holds a bachelor’s degree in accounting from Minnesota State University — Mankato and is a member of the American Institute of Certified Public Accountants.  Prior to his career at TCF, Mr. Nagorske was employed at KPMG Peat Marwick for nine years; his last position was senior manager in the audit department.

TCF’s Board of Directors also announced the following officer elections effective January 1, 2006:

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- Mr. Neil W. Brown, currently Executive Vice President and Chief Financial Officer, positions he has had since he joined TCF Financial Corporation in 1998, has been elected as President and Chief Financial Officer.  Previously, Mr. Brown was a partner with KPMG LLP.  Reporting to Mr. Brown will be Finance, Treasury Services, Bank Operations, Information Technology, Credit Administration, Human Resources, Employee Benefits and TCF Mortgage Corporation.

- Mr. Barry N. Winslow, currently President of TCF Bank, has been elected to the position of Chief Operating Officer of TCF Financial Corporation.  Mr. Winslow joined TCF in 1987 and had been President of the TCF Bank’s in Illinois, Michigan and Minnesota.  Prior to joining TCF, he was with Huntington Bank.  Reporting to Mr. Winslow will be TCF’s banking functions, Corporate Marketing and TCF Investments & Insurance.

- Mr. Timothy P. Bailey, currently President of TCF Bank Illinois, has been elected to President and CEO of TCF Bank, replacing Mr. Winslow.  Mr. Bailey has been with TCF since 1986.  TCF’s Bank Presidents will report to Mr. Bailey.  Mr. Bailey will report to Mr. Winslow.

Mr. Brown and Mr. Winslow will report to Mr. Nagorske as will Mr. Craig Dahl, CEO of Winthrop Leasing and President of TCF Leasing & Equipment Finance, and Mr. Greg Pulles, Vice Chairman and General Counsel.

“With these elections, we have retained the talented management team that has helped TCF become a performance leader in the banking industry,” said Mr. Nagorske.  “I look forward to working with this team in the future.”

TCF is a Wayzata, Minnesota-based national financial holding company with $12.7 billion in assets.  TCF has 442 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, securities brokerage, and investments and insurance sales.

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